Exhibit 99.1

Supreme Industries Reports

Fourth-Quarter and Full-Year 2006 Financial Results

Goshen, Ind.—February 15, 2007—Supreme Industries, Inc. (AMEX: STS), a leading manufacturer of specialized transportation products, including truck bodies and shuttle buses, today announced financial results for its fourth quarter and full year ended December 30, 2006.

The Company reported fourth-quarter and full-year 2006 net sales of $76.5 million and $340.7 million, respectively. This compares with last year’s record net sales of $78.7 million and $341.3 million, respectively.

During 2006, an 18 percent reduction in fleet sales was mostly offset by a three percent increase in net sales of the Company’s core dry freight product line, and a six percent increase in net sales of Supreme’s StarTrans® Bus Division. Order backlog at December 30, 2006, was $97.5 million, compared with $90.3 million at 2005 year-end—an increase of eight percent.

Gross profit for the fourth quarter of 2006 decreased to $7.9 million, or 10.3 percent of net sales, compared with $9.0 million, or 11.5 percent of net sales, for the same quarter last year. For the full year, gross profit was $37.6 million, versus $41.1 million a year ago. Gross margin was 11.0 percent of net sales in 2006 versus 12.1 percent of net sales in 2005. The Company continued to experience higher raw material costs and increases in workers’ compensation costs, repairs and maintenance plus utilities, which adversely impacted margins.  Additionally, the fourth quarter and full year results were adversely impacted by product development costs and their corresponding production startup costs.  However, the Company expects to benefit from these investments during 2007.

Net income for the year’s final quarter was $.4 million, or $.03 per diluted share, compared with $1.1 million, or $.08 per diluted share, in the corresponding period of 2005. Full-year net income was $4.6 million, or $.36 per diluted share, versus $8.3 million, or $.65 per diluted share, for 2005.

Commenting on the year, President Robert W. Wilson said, “2006 was a challenging year for the industry and Supreme as higher material costs and the lag in realizing the impact of price increases restrained profit margins. Price increases instituted in the second and third quarters of 2006 have worked their way through our backlog and we expect overall results to improve in 2007.”

Selling, general and administrative (SG&A) expenses were lower in the 2006 fourth quarter and higher for the full year, compared with 2005. Full-year increases reflected the addition of new sales positions to promote the Company’s expanding product line, a reduction in cooperative marketing funds the Company receives from chassis manufacturers and expenses resulting from the February 2006 acquisition of Pony Xpress.

Interest expense rose for the quarter and year versus 2005, reflecting higher short-term interest rates, finance charges incurred on consigned chassis inventory and increased borrowings. Interest expense for the final quarter of 2006 was $.8 million, compared with $.6 million for last year’s fourth quarter. For the full year, interest expense totaled $3.1 million, or 0.9 percent of net sales, versus 2005’s $2.1 million, or 0.6 percent of net sales.

The 2006 fourth-quarter operating results were favorably impacted by a $259,000 income tax benefit, which resulted from the true-up of the Company’s estimated effective federal and state tax rates during the year to the actual effective tax rates for the 2006 fiscal year.

Stockholders’ equity was $75.2 million, or $5.92 per share, at December 30, 2006. At year-end, working capital totaled $67.5 million, compared with $60.8 million at year-end 2005. The working capital ratio at December 30, 2006, was 3.7 to 1, while long-term debt as a percentage of the Company’s total assets was 27.2 percent.

Wilson added: “While industry challenges persist, we are optimistic regarding Supreme’s outlook. Increased breadth of product line, exposure to faster growing markets, and our expanding relationship with General Motors through our new fiberglass “Astro Body” product all bode well for the future.”

Supreme Industries yesterday announced a cash dividend on its outstanding Class A and Class B Common Stock. Stockholders of record as of February 27, 2007, will receive $.095 for each share owned on that date, payable on March 5, 2007. This cash dividend is the 14th consecutive quarterly cash dividend since the Company commenced the payment of regular cash dividends in October of 2003.

A live webcast of Supreme Industries’ earnings conference call can be heard today, Thursday, February 15, 2007, at 4:30 p.m. Eastern Time at http://www.supremeind.com. Those unable to participate in the live conference call may access a replay available on the Company’s website for 30 days, or until March 16, 2007.

About Supreme

Supreme Industries, Inc. (STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures the StarTrans® line of special-purpose “shuttle-type” buses. The Company’s transportation equipment products are used by a wide variety of industrial, commercial, law enforcement and Homeland Security customers.

This report contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), other than historical facts, which reflect the view of the Company’s management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by and information currently available to the Company’s management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations are reasonable, and it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, limitations on the availability of chassis on which the Company’s product is dependent, availability of raw materials, raw material cost increases, and severe interest rate increases. Furthermore, the Company can provide no assurance that such raw material cost increases can be passed on to its customers through implementation of price increases for the Company’s products. The forward-looking statements contained herein reflect the current views of the Company’s management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Supreme Industries, Inc.
Robert W. Wilson, 574-642-4888
President and Chief Operating Officer

—FINANCIAL TABLES FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
Revenue:
Net sales	$76,457,741	$78,658,767	$340,746,789	$341,252,852
Cost of sales	68,586,130	69,650,522	303,182,249	300,114,755

Gross profit	7,871,611	9,008,245	37,564,540	41,138,097

Selling, general and administrative expenses	7,111,066	7,401,005	28,483,091	27,137,573
Other income, net	(153,479)	(274,204)	(560,045)	(806,005)

Operating income	914,024	1,881,444	9,641,494	14,806,529

Interest expense	759,033	561,521	3,054,726	2,129,149

Income before income taxes	154,991	1,319,923	6,586,768	12,677,380

Income taxes (benefit)	(259,000)	259,000	1,992,000	4,336,000

Net income	$413,991	$1,060,923	$4,594,768	$8,341,380

Earnings per share (EPS):
Basic	$.03	$.08	$.36	$.67
Diluted	.03	.08	.36	.65

Shares used in the computation of EPS:
Basic	12,705,211	12,667,949	12,696,598	12,455,818
Diluted	12,834,133	12,987,505	12,872,638	12,835,405

Cash dividends per share	$.095	$.095	$.38	$.26

Supreme Industries, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	December 30,	December 31,
	2006	2005

Assets
Current assets	$92,636,513	$88,609,777
Property, plant and equipment, net	48,389,483	47,457,713
Intangible assets, net	1,420,260	735,014
Other assets	620,064	549,350

Total assets	$143,066,320	$137,351,854

Liabilities
Current liabilities	$25,129,594	$27,819,756
Long-term debt	38,863,229	31,378,367
Deferred income taxes	3,864,816	2,988,275

Total liabilities	67,857,639	62,186,398
Total stockholders’ equity	75,208,681	75,165,456

Total liabilities and stockholders’ equity	$143,066,320	$137,351,854